UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

XPONENTIAL FITNESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4395129
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

17877 Von Karman Ave., Suite 100 Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered:
Series B Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

None

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of the Registrant’s Securities to Be Registered.

On October 11, 2026, the Board of Directors (the “Board”) of Xponential Fitness, Inc., a Delaware corporation (the “Company”), authorized and declared a dividend distribution of one purchase right (a “Right”) for each outstanding share of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”), payable to stockholders of record on October 22, 2026, and issuable as of that date. Except in certain circumstances, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock” and each one one-thousandth of a share of Preferred Stock, a “Unit”) at a purchase price of $15.00 per Unit, subject to adjustment (as adjusted, the “Purchase Price”). The rights of a holder of a Unit are substantially equivalent to the rights of a holder of a share of Common Stock. The description and terms of the Rights are set forth in a Stockholder Rights Agreement, dated as of October 12, 2026 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent thereunder.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on October 13, 2026 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibits.	Description.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock of Xponential Fitness, Inc.

4.1	Stockholder Rights Agreement, dated as of October 12, 2026, between Xponential Fitness, Inc. and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 13, 2026

XPONENTIAL FITNESS, INC.

	By:	/s/ Gavin O’Connor
Gavin O’Connor
Chief Legal Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibits.	Description.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock of Xponential Fitness, Inc.

4.1	Stockholder Rights Agreement, dated as of October 12, 2026, between Xponential Fitness, Inc. and Computershare Trust Company, N.A., as Rights Agent.